UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2011

ZALICUS INC.

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street

Third Floor
Cambridge, MA 02142
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (617) 301-7000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders

On May 24, 2011, Zalicus Inc. (the "Company") held its previously announced Annual Meeting of Stockholders (the "Meeting"), at which a quorum was present. At the Meeting, the stockholders of the Company voted the four proposals as follows: (i) to elect Todd Foley and W. James O'Shea as Class III members of the board of directors, to serve until the Company's 2014 annual meeting of stockholders ("Proposal 1"); (ii) to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011 ("Proposal 2"); (iii) to approve, by advisory vote, the Company's executive compensation, as disclosed in the Company's proxy statement for the 2011 annual meeting of stockholders ("Proposal 3"); and (iv) to approve, on an advisory basis, that the frequency of future stockholder advisory votes to approve executive compensation be every three years ("Proposal 4").

The Company's stockholders approved Proposal 1. The votes cast at the Annual Meeting were as follows:

On the election of Todd Foley as a Class III director - 45,251,962 shares voted for and 1,213,035 shares withheld.

On the election of W. James O'Shea as a Class III director - 45,260,552 shares voted for and 1,204,445 shares withheld.

The Company stockholders approved Proposal 2. The votes cast at the Annual Meeting were as follows:

77,983,248 shares voted for, 688,808 shares voted against and 80,746 shares abstained from voting. There were 0 broker non-votes with respect to Proposal 2.

The Company stockholders approved Proposal 3 on an advisory basis. The votes cast at the Annual Meeting were as follows:

45,361,548 shares voted for, 943,566 shares voted against and 159,883 shares abstained from voting. There were 0 broker non-votes with respect to Proposal 3.

The Company stockholders approved Proposal 4 on an advisory basis for future advisory votes on executive compensation to be held every three years. The votes cast at the Annual Meeting were as follows:

34,080,000 shares voted for 3 years, 1,338,788 shares voted for 2 years, 10,922,005 shares voted for 1 year and 124,204 shares abstained from voting. There were 0 broker non-votes with respect to Proposal 4.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zalicus Inc.
	By:	/s/ Jason F. Cole
Name: Jason F. Cole
Title: Senior Vice President and
General Counsel
Dated: May 25, 2011